Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of October 16, 2012 (this “Second Supplemental Indenture”), is by and among Edgen Murray Corporation, a Nevada corporation (the “Company”), EM Holdings LLC, a Delaware limited liability company (the successor in interest to Edgen Murray II, L.P., a Delaware limited partnership) (the “Guarantor”), and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company, the Guarantor and the Trustee are parties to that certain Indenture, dated as of December 23, 2009, as supplemented by a Supplemental Indenture, dated as of May 2, 2012 (the “Indenture”), relating to the Company’s 12 ¼% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, the Company has offered to purchase any and all of the outstanding Notes (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture, the Notes and the Collateral Documents (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated October 1, 2012 (the “Statement”);

WHEREAS, this Second Supplemental Indenture evidences the Proposed Amendments described in the Statement;

WHEREAS, pursuant to Section 9.2 of the Indenture, the Company, the Guarantor and the Trustee are authorized to amend or supplement the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (the “Majority Consents”) and may obtain such consents in connection with a tender offer or exchange offer for, or purchase of, the Notes, except that, without the consent of Holders of 66 2/3% in aggregate principal amount of Notes then outstanding (the “Supermajority Consents”), an amendment, supplement or waiver may not modify any Collateral Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement (such Proposed Amendments that would modify any Collateral Document or any provision in the Indenture dealing with Collateral Documents and thus requiring the Supermajority Consents, the “Collateral Amendments”);

WHEREAS, in accordance with Section 9.2 of the Indenture, the Proposed Amendments (other than the Collateral Amendments) will not become operative until the Company has obtained the Majority Consents to the Proposed Amendments (the “Majority Consents Operative Date”), and the Collateral Amendments will not become operative until the Company has obtained the Supermajority Consents to the Collateral Amendments (the “Supermajority Consents Operative Date”);

WHEREAS, the Company has obtained (1) the requisite Majority Consents to the Proposed Amendments (other than the Collateral Amendments) and (2) the Supermajority Consents to the Collateral Amendments.

WHEREAS, the Company has done all things necessary to make the Indenture, as supplemented by this Second Supplemental Indenture, the legal, valid and binding obligation of the Company, including, without limitation, delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Second Supplemental Indenture is permitted by the Indenture as contemplated by Section 9.6 of the Indenture;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.     Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture.

Section 2.     Amendments to the Indenture and Notes.

(a) As of the Majority Consents Operative Date, the following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby without further action deleted in their entirety and replaced with the phrase “Intentionally Omitted,” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety:

Existing Section or Subsection Number	Caption
Section 3.2	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 3.3	Restricted Payments
Section 3.4	Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 3.5	Limitation on Sale of Assets and Subsidiary Stock
Section 3.6	Limitation on Liens
Section 3.7	Limitation on Sale and Leaseback Transactions
Section 3.8	Limitation on Affiliate Transactions
Section 3.10	Change on Control
Section 3.14	Corporate Existence
Section 3.15	Payment of Taxes
Section 3.19	Business Activities
Section 3.21	Stay, Extension and Usury Laws
Section 4.1	Merger, Consolidation or Sale of Assets

(b) As of the Majority Consents Operative Date, Section 3.11 of the Indenture is hereby without further action amended by deleting the text of such section in its entirety and replacing it with the following text:

SECTION 3.11.          Reports.

The Company will comply with the applicable provisions of TIA Section 314(a).

(c) As of the Majority Consents Operative Date, Section 3.12 of the Indenture is hereby without further action amended by deleting the text of such section in its entirety and replacing it with the following text:

SECTION 3.12.          Future Guarantors.

(a)  [Intentionally Omitted].

(b)  The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the ABL Credit Facility and Additional Obligations) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(c)  [Intentionally Omitted].

(d)  Notwithstanding anything to the contrary contained herein, Holdings shall not be required to provide any guarantee, pledge or asset support arrangement that, in the reasonable judgment of Holdings, would subject Holdings to any adverse tax consequence due to the application of Section 956 of the Code.

(d) As of the Majority Consents Operative Date, Section 3.17 of the Indenture is hereby without further action amended by deleting the text of such section in its entirety and replacing it with the following text:

SECTION 3.17.          Compliance Certificate.

The Company shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.

(e) As of the Majority Consents Operative Date, Section 5.1 of the Indenture is hereby without further action amended by deleting the text of such section in its entirety and replacing it with the following text:

SECTION 5.1.          Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it shall furnish to the Trustee, at least 3 days but not more than 60 days before a redemption date, written direction accompanied by an Opinion of Counsel and an Officers’ Certificate stating that all conditions precedent provided for relating to the optional redemption have been complied with and also setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur:

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any redemption referenced in such written direction, Opinion of Counsel and Officers’ Certificate may be cancelled by the Company at any time prior to notice of redemption being mailed to any Holder and thereafter shall be null and void.

(f) As of the Majority Consents Operative Date, Section 5.2 of the Indenture captioned “Selection of Notes to Be Redeemed or Purchased” is hereby without further action amended by deleting the text of the second paragraph of such section in its entirety and replacing it with the following text:

No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 3 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

(g) As of the Majority Consents Operative Date, Section 5.3 of the Indenture is hereby without further action amended by deleting the text of such section in its entirety and replacing it with the following text:

SECTION 5.3.          Notice of Redemption.

At least 3 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XII hereof.

The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 3 days prior to the redemption date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(h) As of the Majority Consents Operative Date, Section 5.7 of the Indenture is hereby without further action amended by deleting the text of such section in its entirety and replacing it with the following text:

SECTION 5.7.          Optional Redemption.

(a)  At any time prior to January 15, 2013 the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under this Indenture at a redemption price of 112.25% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings of the Company (or of Holdings or any Parent, to the extent such proceeds are contributed to the Company’s common equity capital); provided that:

(b)  At any time prior to January 15, 2013 the Company may also redeem all or a part of the Notes, upon not less than 3 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the Redemption Date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c)  Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to January 15, 2013.

(d)  On or after January 15, 2013 the Company may redeem all or a part of the Notes upon not less than 3 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	106.125%
2014 and thereafter	100.000%

(i) As of the Majority Consents Operative Date, Section 6.1 of the Indenture captioned “Events of Default” is hereby without further action amended by deleting the text of each of the clauses (3), (4), (5), (6), (7) and (8) of such section and replacing them with the phrase “Intentionally Omitted.”

Section 3.     Release of Collateral and Collateral Amendments to Indenture and Notes.

(a) As of the Supermajority Consents Operative Date, pursuant to Section 11.6 of the Indenture, the Trustee hereby releases all Liens on the Collateral with respect to the Notes and is hereby authorized and instructed to take all such actions and to execute all such documents as are necessary or desirable, as evidenced by an Officers’ Certificate requesting the same, to implement the release of Collateral, such action to include, without limitation, executing amendments and supplements to, and releases, discharges, and terminations of, the Collateral Documents.

(b) As of the Supermajority Consents Operative Date, the following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby without further action deleted in their entirety and replaced with the phrase “Intentionally Omitted,” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety:

Existing Section or Subsection Number	Caption
Section 11.1	The Collateral
Section 11.2	Further Assurances
Section 11.3	After-Acquired Property
Section 11.4	Impairment of Security Interest
Section 11.5	Real Estate Mortgages and Filings
Section 11.7	Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents
Section 11.8	Collateral Accounts
Section 11.9	Negative Pledge

Existing Section or Subsection Number	Caption
Section 11.8	Collateral Accounts
Section 11.9	Negative Pledge

(c) As of the Supermajority Consents Operative Date, Section 6.1 of the Indenture captioned “Events of Default” is hereby without further action amended by deleting the text of clause (10) of such section and replacing it with the phrase “Intentionally Omitted.”

Section 4.          Termination of U.S. Pledge and Security Agreement.  As of the Supermajority Consents Operative Date, pursuant to Section 8.12 of the U.S. Pledge and Security Agreement dated as of December 23, 2009 by and among the Company, the other persons listed on the signature pages thereof, as grantors, and the Trustee, as collateral agent, and as a result of the release of the Collateral pursuant to Section 11.6 of the Indenture, the U.S. Pledge and Security Agreement is hereby terminated.

Section 5.          Trustee Statement.  The Trustee makes no representation as to, and shall have no responsibility for or in respect of, the validity or sufficiency of this Second Supplemental Indenture, or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

Section 6.          Amendment and Elimination of Certain Definitions on the Majority Consents Operative Date.  Upon the Majority Consents Operative Date, Sections 1.1 and 1.2 of the Indenture are hereby without further action amended by deleting in its entirety the definition of each of the terms that is used in the Indenture only in the sections and subsections deleted pursuant to Section 2 hereof.

Section 7.          Amendment and Elimination of Certain Definitions on the Supermajority Consents Operative Date.  Upon the Supermajority Consents Operative Date, Sections 1.1 and 1.2 of the Indenture are hereby without further action amended by deleting in its entirety the definition of each of the terms that is used in the Indenture only in the sections and subsections deleted pursuant to Section 3 hereof.

Section 8.          Amendment and Elimination of Certain Section References on the Majority Consents Operative Date.  Upon the Majority Consents Operative Date, the Indenture is hereby without further action amended by deleting all references to sections and subsections of the Indenture that are deleted pursuant to Section 2 hereof.

Section 9.          Amendment and Elimination of Certain Section References on the Supermajority Consents Operative Date.  Upon the Supermajority Consents Operative Date, the Indenture is hereby without further action amended by deleting all references to sections and subsections of the Indenture that are deleted pursuant to Section 3 hereof.

Section 10.        Amendment of the Notes on the Majority Consents Operative Date.  Upon the Majority Consents Operative Date, the Notes are hereby without further action amended to delete all provisions inconsistent with the amendments to the Indenture made pursuant to Section 2, Section 6 and Section 8 hereof.

Section 11.        Amendment of the Notes on the Supermajority Consents Operative Date.  Upon the Supermajority Consents Operative Date, the Notes are hereby without further action amended to delete all provisions inconsistent with the amendments to the Indenture made pursuant to Section 3, Section 4, Section 7 and Section 9 hereof.

Section 12.        Continued Effectiveness of Indenture.  Except as specifically amended herein, all other terms and provisions of the Indenture shall remain unchanged and in full force and effect.

Section 13.        Incorporation of Second Supplemental Indenture.  On and after the date hereof, each reference in the Indenture to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Indenture in any other document, shall be a reference to the Indenture as amended hereby.

Section 14.        Miscellaneous.

(a) Effectiveness.     This Second Supplemental Indenture shall be effective and binding immediately upon its execution by the parties hereto, but, notwithstanding an earlier execution date, the terms of Sections 1, 2, 5, 6, 8, 10, 12, 13 and 14 shall not become operative until the Majority Consents Operative Date and the terms of Sections 3, 4, 7, 9 and 11 shall not become operative until the Supermajority Consents Operative Date.

(b) Entire Agreement.     The agreement of the Company, the Guarantor and the Trustee, which is comprised of this Second Supplemental Indenture and the Indenture, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Second Supplemental Indenture and the Indenture.

(c) Governing Law.     This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

(d) Headings.     The headings in this Second Supplemental Indenture are for convenience of reference only and shall not constitute a part of this Second Supplemental Indenture, nor shall they affect their meaning, construction or effect.

(e) Counterparts.     This Second Supplemental Indenture may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

(f) Severability.     In the event that any provisions of this Second Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Further Instruments and Acts.  Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Second Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Second Supplemental Indenture upon the date first above written.

EDGEN MURRAY CORPORATION

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President and Chief Financial Officer

EM HOLDINGS LLC

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

[Signature Page to Second Supplemental Indenture]